UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2016

Regional Brands Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-131110-NY	22-1895668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Parkland Boulevard Cleveland, Ohio	44124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 825-4000

(Former Name or Former Address, If Changed Since Last Report)

Copies to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Michael R. Neidell, Esq.
Tel: (212) 451-2300
Email: mneidell@olshanlaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Regional Brands Inc.

November 1, 2016

-i-

Cautionary Language Regarding Forward-Looking Statements and Industry Data

This report contains “forward-looking statements” that involve risks and uncertainties, many of which are beyond our control.  Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this report.  Important factors that may cause actual results to differ from projections include, but are not limited to, for example:

•	adverse economic conditions,

•	inability to raise sufficient additional capital to operate our business,

•	unexpected costs or lower than expected sales and revenues,

•	adverse results of any legal proceedings,

•	the volatility of our operating results and financial condition,

•	inability to attract or retain qualified senior management personnel, and

•	other specific risks that may be referred to in this report.

All statements, other than statements of historical facts, included in this report regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects, plans and objectives of management are forward-looking statements.  When used in this report, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  All forward-looking statements speak only as of the date of this report.  We undertake no obligation to update any forward-looking statements or other information contained herein, except as required by federal securities laws.  Stockholders and potential investors should not place undue reliance on these forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved.  We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this report.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Information regarding market and industry statistics contained in this report is included based on information available to us that we believe is accurate.  It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  We have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements, except as required by federal securities laws.  See “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on our future results.

Item 1.01	Entry into a Material Definitive Agreement.

Overview

On November 1, 2016, our majority-owned subsidiary, B.R. Johnson, LLC (“BRJ LLC”) acquired substantially all of the assets (the “Acquisition”) of B.R. Johnson, Inc. (“BRJ Inc.”), a seller and distributor of windows, doors and related hardware as well as specialty products for use in commercial and residential buildings (the “Business”).  Following the Acquisition, BRJ LLC will carry on the Business.  The Acquisition was consummated pursuant to an Asset Purchase Agreement, dated as of November 1, 2016 (the “APA”).  Total consideration for the Acquisition is approximately $15.4 million (subject to customary working capital adjustments), including delivery by BRJ LLC of a promissory note for $2,500,000 to BRJ Inc. (the “Note”), which is subordinate to the Debt Agreements (as defined below).  We provided $10.95 million in debt and equity financing to complete the Acquisition, including $7.14 million of the Subordinated Loan (as defined below) and $3.81 million in preferred equity of BRJ LLC.

Concurrently with the closing of the Acquisition, BRJ LLC entered into a senior secured revolving credit facility to borrow up to $6,000,000 (the “Credit Facility”) pursuant to that certain Credit and Security Agreement, dated November 1, 2016 (the “Credit Agreement”), with the lenders named therein and KeyBank, N.A. as agent for such lenders.  BRJ LLC also entered into that certain Loan and Security Agreement, dated November 1, 2016 (the “Loan Agreement and, together with the Credit Facility, the “Debt Agreements”), pursuant to which it received a $7,500,000 loan that is subordinate to the Credit Facility (the “Subordinated Loan”).  To finance the Acquisition and potential future acquisitions, we issued 894,393 shares of our common stock for aggregate proceeds to us of $12,074,305.50 in a private placement (the “Private Placement”) with 93 accredited investors, pursuant to the terms of a Subscription Agreement, dated as of November 1, 2016 (the “Subscription Agreement”).  The foregoing transactions are collectively hereinafter referred to as the “Transactions”.

Asset Purchase Agreement

On November 1, 2016, our majority-owned subsidiary BRJ LLC entered into the APA for the acquisition of the Business.  The aggregate purchase price for the Acquisition consisted of $12,900,000 in cash and the Note, with the cash payment subject to a working capital adjustment to be determined within 90 days of the closing.  The Note is payable to BRJ Inc. and accrues interest at a rate of 5.25% per annum, payable quarterly, with the principal amount of the Note payable in equal quarterly installments of $62,500 commencing on November 1, 2018 and maturing on November 30, 2021.  The Note is subordinated to the Credit Facility and the Subordinated Loan.  The purchase price for the Acquisition was determined as a result of arm’s-length negotiation among the parties.  The parties to the APA made customary representations, warranties, covenants and indemnities therein.

Following the Acquisition, all of operations of the Business will be conducted through our majority-owned subsidiary BRJ LLC.

Prior to the Acquisition, there were no material relationships between our company and BRJ Inc., any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.  The foregoing description of the Acquisition is included to provide information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the APA, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Debt Agreements

Concurrently with the closing of the Acquisition and in order to provide financing therefor, BRJ LLC entered into the Debt Agreements.

Credit Facility

Under the Credit Agreement, BRJ LLC may borrow up to an aggregate amount of $6,000,000 under revolving loans and letters of credit, with a sublimit of $500,000 for letters of credit.  The Credit Facility is payable upon demand of KeyBank, N.A., or the lenders, or upon acceleration as a result of an event of default.  At the closing of the Acquisition, $1,500,000 was drawn under the Credit Facility to pay a portion of the purchase price and costs associated with the Acquisition, with the balance being available for general working capital of BRJ LLC.

Interest under the Credit Facility is payable monthly, starting on November 30, 2016, and accrues pursuant to the “base rate” of interest, which is equal to the highest of (a) KeyBank, N.A.’s prime rate, (b) one-half of one percent (0.50%) in excess of the Federal Funds Effective Rate of the Federal Reserve Bank of New York, and (c) one hundred (100) basis points in excess of the London Interbank Offered Rate for loans in Eurodollars with an interest period of one month, plus any applicable margin.  The Credit Agreement also requires the payment of certain fees, including, but not limited to, letter of credit fees.

The Credit Facility contains customary financial and other covenant requirements, including, but not limited to, a covenant to not permit BRJ LLC’s consolidated fixed charge coverage ratio to exceed 1.15 to 1.00. The Credit Facility also contains customary events of default.

The Credit Facility is secured by substantially all of BJR LLC’s assets.  The foregoing description of the Credit Facility is included to provide information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Credit and Security Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Subordinated Loan

Under the Loan Agreement, we agreed to loan BRJ LLC $7,500,000.  We participated $358,696 of the Subordinated Loan to BRJ Acquisition Partners, LLC, an entity owned by individuals affiliated with BRJ Inc. and Lorraine Capital, LLC.  The Subordinated Loan accrues interest at a rate of 6% per annum, payable quarterly on the first day of each calendar quarter.  BRJ LLC is required to repay a portion of the principal amount of the Subordinated Loan on each anniversary of the execution of the Loan Agreement.  The Subordinated Loan matures on November 1, 2021 and is secured by substantially all of BJR LLC’s assets.  The Subordinated Loan and the security interest created under the Loan Agreement are subordinated to the Credit Facility and the security interest of the lenders under the Credit Facility.  All of the covenants contained in the Credit Agreement are incorporated by reference in the Loan Agreement. The Loan Agreement contains customary events of default, including in the case of an event of default under the Credit Facility.  The foregoing description of the Subordinated Loan is included to provide information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

Changes Resulting from the Acquisition

As of the closing of the Transactions, BRJ LLC will carry on the Business as its sole line of business.  We hold 76.17% of the common membership interests and 95.22% of the preferred membership interests of BRJ LLC, pursuant to the B.R. Johnson, LLC Limited Liability Company Agreement (the “LLC Agreement”) entered into by and among Lorraine Capital, LLC (which owns 20% of the common membership interests), Regional Brands Inc. and BRJ Acquisition Partners, LLC (which owns the remaining 3.83% of the common membership interests and 4.78% of the preferred membership interests).  Lorraine Capital, LLC and BRJ Acquisition Partners, LLC are collectively referred to as the “Lorraine Parties”.  Under the LLC Agreement, BRJ LLC will be overseen by a five-member Board of Managers, with three of the initial managers (William J. Maggio, Justin M. Reich and Richard F. Gioia) nominated by Lorraine Capital, LLC and two of the initial managers (Louis Joseph and Fred DiSanto) nominated by us.  In addition, each of Brian Hopkins, Jeff Anderson and Carl Grassi, members of our Board of Directors, will serve as observers on the Board of Managers.  The LLC Agreement also provides that certain major decisions on behalf of BRJ LLC may not be made without the consent of each of the members of BRJ LLC.  In the event the Management Services Agreement entered into between BRJ LLC and Lorraine Capital, LLC (as described in “Certain Relationships and Related Transactions” under Item 2.01 below) is terminated for any reason, then either we or (in the event that the Management Services Agreement is terminated by us) Lorraine Capital, LLC may elect to have BRJ LLC repurchase the Lorraine Parties’ entire membership interest in BRJ LLC for the fair market value thereof as determined by an independent appraiser (or the amount the Lorraine Parties’ would have received upon the closing of a Qualified Offer (as defined below), if one is then outstanding).  If the membership interests of the Lorraine Parties are so redeemed, we will be entitled to remove all of the members of the Board of Managers nominated by Lorraine Capital, LLC and will have the sole right to appoint the full Board of Managers.  If the Lorraine Parties’ membership interests are not so redeemed (other than due to a breach of the LLC Agreement), Lorraine Capital, LLC will retain the right to appoint two members of the Board of Managers and we will have the right to appoint three members of the Board of Managers.  In either of the foregoing cases, the Lorraine Parties’ consent will no longer be required to make any major decisions that would have otherwise required the consent of all of the members under the LLC Agreement.  If, on or after November 1, 2018, Lorraine Capital, LLC identifies a bona fide, written, fully financed offer for a sale of BRJ LLC (a “Qualified Offer”), we have the ability to either consent or not consent to such sale or to purchase (or cause BRJ LLC to purchase) the Lorraine Parties’ entire membership interest for the amount they would have received in connection with the closing of such sale.  If we do not exercise this repurchase right or withhold our consent to the sale of BRJ LLC, a sale process would be conducted under the supervision of the Board of Managers (although we would retain the right to repurchase the Lorraine Parties’ membership interests for a period of 30 days after the commencement of such sale process).  The foregoing description of the LLC Agreement is included to provide information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the LLC Agreement, which is filed as Exhibit 10.5 hereto and is incorporated herein by reference.

The principal executive offices of BRJ LLC are located at 6960 Fly Road, East Syracuse, NY 13057.  Our address remains unchanged at 6060 Parkland Boulevard, Cleveland, Ohio 44124.  Our telephone number continues to be (216) 825-4000 and our website is still located at http://www.regionalbrandsinc.com.  The contents of our website are not part of this report and should not be relied upon with respect thereto.

Expansion of Board of Directors; Management

At the closing of the Transactions, our Board of Directors (the “Board”) increased the number of members on the Board from two to four directors, and Carl Grassi and Fred DiSanto were appointed to serve in the vacancies created by this expansion of the Board.  Also, at the closing of the Transactions, the Board appointed Mr. Grassi as Chairman of the Board and Mr. DiSanto as Chief Executive Officer.  At the same time, our prior Board Chairman, President and Chief Executive Officer, Brian Hopkins, resigned all such positions but remained a member of the Board.

All directors hold office until the election and qualification of their successors.  Officers are elected by the Board and serve at the discretion of the Board until their successors are elected and qualified.

Concurrent Private Placement

For the purpose of financing the Acquisition and potential future acquisitions, on November 1, 2016, we completed the Private Placement, issuing 894,393 shares of our common stock at a price per share of $13.50 to 93 accredited investors.  We received gross proceeds from the Private Placement of $12,074,305.50.  No placement agent or other financial intermediary was engaged or compensated in connection with the Private Placement.  After the closing of the Private Placement, we currently have outstanding 1,274,425 shares of common stock.  For additional information about the Private Placement, see Item 3.02 (Unregistered Sale of Equity Securities) of this current report on Form 8-K.

Please see Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on Form 8-K for a description of the Transactions and the material agreements entered into in connection therewith, which disclosure is incorporated herein by reference.

The foregoing information is a summary of the agreements involved in the Transactions described above, is not complete, and is qualified in its entirety by reference to the full text of the applicable agreements, copies of which are attached as exhibits to this current report on Form 8-K.  Readers should review such agreements for a complete understanding of the terms and conditions associated with the Transactions.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Asset Purchase Agreement

On November 1, 2016, our majority-owned subsidiary BRJ LLC entered into the APA for the acquisition of the Business.  The aggregate purchase price for the Acquisition consisted of $12,900,000 in cash and the Note, with the cash payment subject to a working capital adjustment to be determined within 90 days of the closing.  The Note is payable to BRJ Inc. and accrues interest at a rate of 5.25% per annum, payable quarterly, with the principal amount of the Note payable in equal quarterly installments of $62,500 commencing on November 1, 2018 and maturing on November 30, 2021.  The Note is subordinated to the Credit Facility and the Subordinated Loan.  The purchase price for the Acquisition was determined as a result of arm’s-length negotiation among the parties.

Following the Acquisition, all of operations of the Business will be conducted through our majority-owned subsidiary BRJ LLC.  Prior to the Acquisition, there were no material relationships between our company and BRJ Inc., any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

On November 1, 2016, the Board determined that it was in the best interests of our company and our stockholders to enter into and perform the APA.

Election of Board of Directors; Appointment of Officers

At the closing of the Transactions, our Board increased the number of members on the Board from two to four directors, and Carl Grassi and Fred DiSanto were appointed to serve in the vacancies created by this expansion of the Board.  Also, at the closing of the Transactions, the Board appointed Mr. Grassi as Chairman of the Board and Mr. DiSanto as Chief Executive Officer.  At the same time, our prior Board Chairman, President and Chief Executive Officer, Brian Hopkins, resigned all such positions but remained a member of the Board.

Description of Business

References to “we,” “us” or “our” throughout this report refer to Regional Brands Inc. and B.R. Johnson, LLC together, references to “Regional Brands” refer solely to Regional Brands Inc. and references to “BRJ LLC” refer solely to B.R. Johnson, LLC.

Corporate Information

We were originally incorporated under the laws of the State of Delaware in 1986 under the name Medtech Diagnostics, Inc., the business of which ceased operations in 1991.  We subsequently became a holding company, changing our name to 4net Software, Inc. in March 2000.  In April 2016, in connection with a change in control of our company, we changed our name to Regional Brands Inc.  As of the close of the Transactions, we will continue to be a “smaller reporting company,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will operate as a holding company, with BRJ LLC, of which we own 76.17% of the common membership interests and 95.22% of the preferred membership interests, comprising our principal operating subsidiary.  Our principal executive offices are located at 6060 Parkland Boulevard, Cleveland, Ohio 44124.  Our telephone number is (216) 825-4000 and our website is located at http://www.regionalbrandsinc.com.  The contents of our website are not part of this report and should not be relied upon with respect thereto.  All share numbers in this current report on Form 8-K give effect to our 1-for-1,000 reverse stock split, effective July 22, 2016.

Overview of Regional Brands Inc. and B.R. Johnson

Regional Brands Inc. is a holding company formed to acquire regional companies with strong brand recognition, stable revenues and profitability. Regional Brands has been pursuing a business strategy whereby it was seeking to engage in an acquisition, merger or other business combination transaction with undervalued businesses (each, a “Target Company”) with a history of operating revenues in markets that provide opportunities for growth. After the acquisition of the business of BRJ Inc. by Regional Brands’ majority-owned subsidiary, BRJ LLC, Regional Brands is currently focused on considering opportunities for growth of BRJ LLC through utilizing its balance sheet to provide capital for additional acquisitions of companies that would be complementary to BRJ LLC. Additionally, Regional Brands may seek to acquire Target Companies that satisfy the following criteria: (1) established businesses with viable services or products; (2) an experienced and qualified management team; (3) opportunities for growth and/or expansion into other markets; (4) are accretive to earnings; (5) offer the opportunity to achieve and/or enhance profitability; and (6) increase shareholder value.

B.R. Johnson, Inc. was founded by Benjamin “Ben” R. Johnson in 1928.  Some of the original products sold by BRJ Inc. were steel windows, rolling self-storing screens, kitchen cabinets, and Modernfold operable wall partitions, a product it still distributes.  Over the course of the following decades, BRJ Inc. added commercial steel doors, hardware, and residential and commercial windows.   We believe BRJ Inc. has built a reputation of only distributing products that are the best in their respective category. Product categories include:

•	Commercial doors and hardware;

•	Commercial windows;

•	Specialty division;

•	Residential windows;

•	Residential hardware; and

•	Aftermarket door sales.

Industry Overview

According to an industry study published by the international business research company, The Freedonia Group, the total United States window and door market (measured by sales at the manufacturers’ level) was estimated to be valued at approximately $24.3 billion in sales in 2014.

In the same study, a rebound in housing completions and building construction expenditures is expected to drive approximately 6% growth per year in the industry through 2018. This would represent a rebound from the 2009-2014 period, with growth expected to be driven by both residential and non-residential building construction activity.

Regional variations in economic activity influence the level of demand for windows and door products across the United States. Of particular importance are regional differences in the level of construction and renovation activity. Demographic trends, including population growth and migration, contribute to the regional variations through their influence on regional new construction activity.

BRJ LLC’s core markets have not seen significant volatility of demand in recent years. Twenty of the 21 markets tracked by the Bureau of Labor and Statistics in the Northeastern part of the United States (with the sole exception being Syracuse) have shown growth in construction jobs since the beginning of 2009. BRJ LLC’s ancillary markets and target areas for growth have shown significant construction growth in recent years.

The $1.5 billion Upstate Revitalization Initiative signed into law by Gov. Cuomo in 2015 is slated to provide $100 million a year in revitalization money for Central New York for the next several years, which may provide a tailwind to the local economy.

Our Growth Strategy

We target customer groups and emphasize product categories where we believe we are well positioned in comparison to our competitors. These include aftermarket door service and installation; commercial window customers with demanding installation requirements; and products requiring proprietary know-how and installation skills.

Commercial door and hardware remains a highly competitive product category. We believe the profit margins in this segment are not sufficient to attract new competitors.  Our strategy is to defend our market share so that our volume remains at sufficient levels to achieve the best pricing from our suppliers, thus enabling us to maintain acceptable profit margins in this segment.

We plan to expand our geographic reach. We believe we can achieve a greater share of the Western New York State market for our products by leveraging the relationship of Lorraine Capital, LLC (one of BRJ LLC’s members which also provides management services to it), which is headquartered in Buffalo, NY, and through ongoing business development efforts by our Rochester, NY sales office.

Our Products and Services

Commercial Windows: We have a long history of building restoration and new construction experience in a wide range of commercial window applications. We utilize multiple approaches that take advantage of the wide range of product offerings we have available to us from our extensive roster of suppliers and we draw on the experience gained from the diverse types of projects we have successfully performed.

We operate as a multi-line commercial window distributor and installer of high-performance architectural aluminum, clad wood, fiberglass, vinyl and steel windows, as well as curtainwall, storefront and entrance products.

While we specialize in creating commercial window solutions for existing buildings and historical renovations, we are also experienced in the requirements of new construction, navigating the technical, administrative and schedule demands of that industry segment.

Our team of salesmen, project managers, technical services and installation personnel work closely with our customers to provide an integrated project delivery approach that is most appropriate to balance performance, aesthetics, budgetary and schedule needs.

We offer our commercial window customers:

•	Replacement and historical renovation;

•	New construction - windows, curtainwall, storefront and entrances;

•	Design development;

•	Budgets, detailing and mock-ups;

•	Installation; and

•	Service across New York, including Buffalo, Rochester, Syracuse, Albany, Ithaca and Binghamton.

Commercial Doors and Hardware: We are a value added distributor and installer of commercial doors, frames and hardware characterized by a dedicated group of professionals with specialized knowledge to respond quickly to customer needs. We have provided the Upstate New York building industry with hollow metal steel doors and frames for over 40 years and commercial hardware since the mid-1980’s.

We provide commercial door and hardware customers:

•	Custom hollow metal door and frame welding and fabrication;

•	The largest commercial solid core wood door inventory in Central New York;

•	A large available selection of commercial and institutional hardware;

•	Specialty overhead and rolling doors;

•	Field service and installed sales;

•	Budgets and specification consulting; and

•	New construction, installation, replacement and service.

Commercial Specialty Products: We distribute, install and service products that require a strong emphasis on architectural promotion. Our sales personnel have been trained to know all aspects of each product from layout and design to providing classroom training to architects and building and fire code officials to maintain their license in New York State. As a result we are a trusted resource to the entire Upstate New York community of architects and building and fire code officials. The products we represent are nationally and internationally recognized as industry leaders and sold across the entire Upstate New York region where we have salesmen active in each major market from Buffalo to Albany. Our seasoned tradesmen round out our ability to provide installation services, inspections and preventative maintenance.

Specialty products and services include:

•	Modernfold - Operable partitions, movable glass walls and accordion doors;

•	Skyfold - vertically folding operable walls;

•	Renlita Doors - custom designed vertical and horizontal doors;

•	Smoke containment alternatives to elevator vestibules;

•	Smoke Guard - fire and smoke containment systems;

•	Gymnasium equipment;

•	Safe-Path (safety device for gym partitions);

•	Service; and

•	Inspections and preventative maintenance.

Residential Windows and Door:  We specialize in new construction, installation and replacement windows and doors for homes in Upstate New York. We have been providing builders and homeowners in Upstate New York with quality building products since 1928.

We offer our customers a wide selection of products to best meet their requirements from the following manufacturers:

•
Andersen Windows, Inc., a part of Andersen Corporation, is the largest window and door manufacturer in North America. The flagship Andersen® brand is the most recognized and most used brand in the window and patio door industry.

•	Eagle Window & Door, an Andersen Window & Door company, manufactures a complete line of high quality aluminum-clad wood windows (also known as Andersen E-series windows) and doors.

•	Halfway between Utica and Albany, Kasson & Keller has been manufacturing windows and doors in nearby Fonda, NY since 1954, including EcoShield high-efficiency, low-maintenance windows.

•
Sierra Pacific Industries, a third-generation, family-owned and operated forest products company based in northern California and the state of Washington, which in August 2014 acquired Hurd Windows and Superseal to complement its own Sierra Pacific product line.

•
Norwood, a division of West-Wood Industries, is a family-owned manufacturer of some of the finest wood windows and doors in North America. In addition, Norwood’s Permaglass window line is manufactured from poltruded fiberglass for when wood is not the most suitable material for a customer’s application.

•
Therma-Tru Doors, which first created the fiberglass entry door category 25 years ago with the introduction of the Fiber-Classic® wood-grained door. Today, Therma-Tru is the nation’s leading manufacturer of fiberglass and steel exterior door systems, and a preferred brand of entry doors by builders and remodelers.

 Sales and Marketing

As a result of our longstanding and leading position in the Upstate New York market, we have developed relationships with owners, architects, and developers and a reputation for providing products and services that best suit the customers’ needs, positioning us well in comparison to our competitors.

 Our customer service team responds to opportunities with our customers at an early stage and responds to quote opportunities quickly with the best solution for our customers based on access to multiple suppliers.  We prioritize opportunities based on the competitive advantages we identify, often where customers’ needs involve a level of complexity.

We remain one of the few in our business that maintains an extensive inventory of commercial door and hardware items.  This allows us to react to the smaller negotiated and non-bid opportunities quickly with product in stock.  With larger projects, we seek to utilize manufacturer service centers to provide fabrication when possible to minimize pass-through in our facility.

Other sales and marketing activities include attending industry related trade shows, targeted engagement with social media, and search engine optimization for our website.

Customers

Our customers are varied and encompass building owners, building tenants (with long term property rights) and contractors who serve them.  We have customers who place orders that we book and ship, such as in the commercial door and hardware category. These same customers may have large projects from time to time such as commercial window projects that take several months (occasionally over a year ) to complete. Commercial customers include: owners of educational buildings, K-12 school districts, private schools and public and private colleges and universities; owners of multi-family housing, including senior housing, both private and public; other building owners, including retail health care and institutional buildings, casinos and hotels; and energy performance contractors. Our residential windows, doors and door hardware customers are generally contractors or developers serving this market.

Strategic Alliances

We view Lorraine Capital, LLC, Regional Brands and its affiliate, Ancora Advisors, LLC (“Ancora”), as strategic sources for identifying opportunities for new business in Western New York and Northeast Ohio. We also believe that Lorraine Capital, LLC and Regional Brands can assist us with sourcing capital to meet our expansion requirements or take advantage of consolidation opportunities with competitors through acquisitions.

We have a relationship with a union qualified commercial window subcontractor, Airways Door Service, Inc. (“ADSI”), which is advantageous to us in situations that require union installation labor. In connection with the Acquisition, individuals affiliated with Lorraine Capital, LLC acquired 57% of ADSI’s common stock; the remaining common stock is owned by three of our employees.  We paid ADSI for its services approximately $640,000 during the six months ended June 30, 2016 and $1,395,520 and $1,599,950 during the years ended December 31, 2015 and 2014, respectively.  In addition, we provide ADSI services utilizing an agreed-upon fee schedule.  These services include accounting, warehousing, equipment use, employee benefit administration, risk management coordination and clerical functions.  The fee for these services was approximately $23,000 for the six months ended June 30, 2016 and $47,350 and $44,200 during the years ended December 31, 2015 and 2014, respectively.

Competition

We believe it is useful to discuss the competitive environment we encounter by product category:

Commercial doors. Competition in commercial doors has decreased over the past 20 years.  Most of our competitors were family-owned enterprises that simply closed their businesses.  In the Upstate New York market, at least six businesses have stopped selling commercial doors and hardware during this period.  Today, there is only one major distributor other than BRJ LLC.  Entry into the market is hampered by unavailability of major lines and lack of start-up knowledge. To date, our suppliers have not sought additional distributors in this market due to the fact that we have been able to satisfy the markets requirements.

Commercial windows. Similar to commercial doors, the number of competitors has diminished over the past 20 years.  Twenty years ago, each Upstate New York metropolitan area generally had five to seven window contractors.  Today, there are one to two window contractors in each of these areas, and a few small family-run glass houses servicing the market for small projects (under $50,000). The remaining competitors generally gravitate to windows of one material type (e.g., aluminum distributors sell mainly aluminum windows, vinyl window suppliers sell mainly vinyl, and wood window distributors sell mainly wood).  BRJ LLC will look at and offer the best product choice for the project, including restoration.  We view this flexibility as a competitive advantage.

Specialty partition products.   Historically, this category encompassed only movable wall partitions from one manufacturer, Modernfold, but in the past decade products have become more diverse.  These products now include vertical stacking walls, glass folding walls for exterior and interior use, and smoke containment systems for elevators and common areas.  Our suppliers include Modernfold, Skyfold, Smoke Guard, Renlita and Won-Dor.  These suppliers typically define a territory for us to serve which includes all of Upstate New York. We believe that institutional level projects (usually characterized by architect involvement) that are specification driven to one of these suppliers give us a competitive advantage. For projects that are not complex or that are smaller in scale (usually characterized by no architect involvement), we encounter competition, primarily based on price, from sole proprietor businesses, of which there are several in the region we serve.

Aftermarket door and door hardware.  This category consists of products and services sold to existing entities in need of door repair, replacement or possible space reconfiguration.  This segment requires access to quality commercial grade products quickly, as well as strong technical aptitude by both the salesman and the installer. We generally encounter competitors that only sell product to this market, rather than as part of a larger, integrated business, and thus have specialized knowledge in this area.

Residential windows. Competition in the residential market is intense, particularly from big-box stores and large independent chains, both of which sell at low margins.  However, we believe there is still a need for high-end quality products with installed requirements. For customers with those needs, competition is generally less intense.

Employees

BRJ LLC employed 84 people full-time and 1 person part-time as of November 1, 2016. Regional Brands has no employees other than its CEO, who receives no cash compensation for his services.

Properties

Regional Brands has principal offices at 6060 Parkland Boulevard, Cleveland, OH 44124. It pays no rent for the use of the offices, which are located at the corporate headquarters of Ancora.

BRJ LLC operates out of a 42,000 square foot facility in East Syracuse, NY and has a 2,200 square foot sales office in Rochester, NY.

Legal Proceedings

There are currently no pending or threatened material legal proceedings against us.

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.  You should read the section entitled “Cautionary Language Regarding Forward-Looking Statements and Industry Data” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Relating to Our Business and Industry

There can be no assurance that our future operations will result in net income.

There can be no assurance that our future operations will result in net income.  Our failure to increase our revenues or maintain or improve our gross margins will harm our business.  We may not be able to sustain or increase profitability on a quarterly or annual basis in the future.  If our revenues grow more slowly than we anticipate, our gross margins decline or our operating expenses exceed our expectations, our operating results will suffer.  The prices we charge for products and services may decrease, which would reduce our revenues and harm our business.  If we are unable to sell products at acceptable prices relative to our costs, or if we fail to supply on a timely basis new products and services from which we can derive additional revenues, our financial results will suffer.

Uncertain economic conditions may adversely affect demand for our products.

Our revenue and gross margin depend significantly on general economic conditions and the demand for building products in the markets in which we operate.  Economic weakness and constrained construction and renovation spending has resulted, and may result in the future, in decreased revenue, gross margin, earnings and growth rates.  All of our revenues and profitability are derived from our clients in New York State, which makes us highly susceptible to disruptions or downturns in local economic conditions.  Ongoing economic volatility and uncertainty affect our business in a number of other ways, including making it more difficult to accurately forecast client demand beyond the short term and effectively build our revenue.  Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments.  Delays or reductions in building products spending could have a material adverse effect on demand for our products and services, and consequently our results of operations, financial condition, cash flows and stock price.

We may not timely identify or effectively respond to consumer needs, expectations or trends, which could adversely affect our relationship with customers, our reputation and the demand for our products and services.

The success of our business depends in part on our ability to identify and respond promptly to evolving trends in demographics; consumer preferences, expectations and needs; and unexpected weather conditions, while also managing appropriate inventory levels and maintaining an excellent customer experience. It is difficult to successfully predict the products and services our customers will demand. As the housing and home improvement market continues to recover, resulting changes in demand will put further pressure on our ability to meet customer needs and expectations and maintain high service levels. Our failure to meet the individual needs and expectations of our customers may result in the erosion of our customer base.

Our industry is highly cyclical, and prolonged periods of weak demand or excess supply may reduce our net sales and/or margins, which may cause us to incur losses or reduce our net income.

The building products distribution industry is subject to cyclical market pressures. Prices of building products are determined by overall supply and demand in the market. Market prices of building products historically have been volatile and cyclical, and we have limited ability to control the timing and amount of pricing changes. Demand for building products is driven mainly by factors outside of our control, such as general economic and political conditions, interest rates, availability of financing, the state of the credit markets, high levels of unemployment and foreclosures, the construction, repair and remodeling markets, industrial markets, weather, and population growth. The supply of building products fluctuates based on available manufacturing capacity, and excess capacity in the industry can result in significant declines in market prices for those products. To the extent that prices and volumes experience a sustained or sharp decline, our net sales and margins likely would decline as well.

Additionally, many of the building products which we distribute are widely available from other distributors or manufacturers, including big-box stores and online retailers. At times, the purchase price for any one or more of the products we distribute may fall below our purchase costs, requiring us to incur short-term losses on product sales.

All of these factors could adversely affect demand for our products and services, our costs of doing business and our financial performance.

Product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers could affect our financial health.

Our ability to offer a wide variety of products to our customers is dependent upon our ability to continue to identify and develop relationships with qualified suppliers who can satisfy our high standards for quality and responsible sourcing, as well as our need to access products in a timely and efficient manner. Generally, our products are obtainable from various sources and in sufficient quantities. However, the loss of, or a substantial decrease in the availability of, products from our suppliers or the loss of key supplier arrangements could adversely impact our financial condition, operating results, and cash flows.

Disruptions in our supply chain and other factors affecting the distribution of our products could adversely impact our business.

A disruption within our supply chain network could adversely affect our ability to deliver inventory in a timely manner, which could impair our ability to meet customer demand for products and result in lost sales, increased costs or damage to our reputation. Such disruptions may result from damage or destruction to our warehouse facility; weather-related events; natural disasters; third-party strikes, lock-outs, work stoppages or slowdowns; supply or shipping interruptions or costs; or other factors beyond our control. Any such disruption could negatively impact our financial performance or financial condition.

The inflation or deflation of commodity prices could affect our prices, demand for our products, our sales and our profit margins.

Prices of certain commodity products, including lumber and other raw materials, are historically volatile and are subject to fluctuations arising from changes in supply and demand, labor costs, competition, market speculation, government regulations, periodic delays in delivery and other factors. Rapid and significant changes in commodity prices may affect the demand for our products, our sales and our profit margins.

Our industry is highly competitive. If we are unable to compete effectively, our net sales and operating results will be reduced.

The building products distribution industry is highly competitive, particularly in the residential sector. Competitive factors in our industry include pricing, availability of product, level of service, delivery capabilities, customer relationships, geographic coverage, and breadth of product offerings. Also, financial stability is important to suppliers and customers in choosing distributors for their products, and affects the favorability of the terms on which we are able to obtain our products from our suppliers and sell our products to our customers.

Some of our competitors are part of larger companies, and therefore have access to greater financial and other resources than those to which we have access. In addition, certain product manufacturers sell and distribute their products directly to customers.  We also face growing competition from online and multichannel retailers.  Additional manufacturers of products distributed by us may elect to sell and distribute directly to end-users in the future or enter into exclusive supply arrangements with other distributors. Competitive pressures from one or more of our competitors or our inability to adapt effectively and quickly to a changing competitive landscape could affect our prices, our margins or demand for our products and services. If we are unable to timely and appropriately respond to these competitive pressures, our net sales and net income will be reduced.

Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events.

We operate our business primarily out of a single facility.  While we maintain insurance, including business interruption insurance, our warehouse facility could be materially damaged by natural disasters, fire, adverse weather conditions, or other unexpected events, which could materially disrupt our business. We could incur uninsured losses and liabilities arising from such events, including damage to our reputation, and/or suffer material losses in operational capacity, which could have a material adverse impact on our business, financial condition, and results of operations.

Our cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness or to maintain acceptable liquidity.

We have a substantial amount of debt which could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our debt obligations;
•	make us more vulnerable to general adverse economic and industry conditions;
•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, and other general corporate requirements;
•	expose us to interest rate fluctuations because the interest rate on the debt under our revolving credit facility is variable;
•	require us to dedicate a substantial portion of our cash flows to payments on our debt, thereby reducing the availability of our cash flows for operations and other purposes;
•	limit our flexibility in planning for, or reacting to, changes in our business, and the industry in which we operate; and
•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt, and therefore may be in a better position to obtain favorable credit terms.

In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows, and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business, and other factors, many of which are beyond our control. These factors include, among others:

•	economic and demand factors affecting the building products distribution industry;
•	external factors affecting availability of credit;
•	pricing pressures;
•	increased operating costs;
•	competitive conditions; and
•	other operating difficulties.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital, or restructure our debt. Obtaining additional capital or restructuring our debt could be accomplished in part through new or additional borrowings or placements of debt or equity securities. There is no assurance that we could obtain additional capital or refinance our debt on terms acceptable to us, or at all. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on the disposition of such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. We may incur substantial additional indebtedness in the future. Our incurring additional indebtedness would intensify the risks described above.

The instruments governing our indebtedness restrict our ability to dispose of assets and the use of proceeds from any such disposition.

As of November 1, 2016, we had outstanding borrowings of $9.0 million and excess availability of $4.5 million under the terms of the Debt Agreements. Our obligations under the Debt Agreements are secured by security interests in all of the assets of our operating subsidiary, BRJ LLC, including its inventories, accounts receivable, and proceeds from those items. The foregoing encumbrances, as well as covenants in the Debt Agreements, limit our ability to dispose of material assets or operations.  Accordingly, we may not be able to consummate any disposition of assets or obtain the net proceeds which we could realize from such disposition, and these proceeds may not be adequate to meet the debt service obligations then due. In the event of our breach of the Debt Agreements, we may be required to repay any outstanding amounts earlier than anticipated, and the lenders may foreclose on their security interests in our assets or otherwise exercise their remedies with respect to such interests.

The instruments governing our indebtedness contain various covenants limiting the discretion of our management in operating our business, including requiring us to maintain a maximum fixed charge coverage ratio.

Our Debt Agreements contain various restrictive covenants and restrictions, including financial covenants that limit management’s discretion in operating our business. In particular, these instruments limit our ability to, among other things:

•	incur additional debt;
•	grant liens on assets;
•	make investments, including capital expenditures;
•	sell or acquire assets outside the ordinary course of business;
•	engage in transactions with affiliates; and
•	make fundamental business changes.

The Credit Facility also requires us to maintain a fixed charge coverage ratio of 1.15 to 1.00.  If we fail to comply with the restrictions in the Debt Agreements or any other current or future financing agreements, a default may allow the creditors under the relevant instruments to accelerate the related debts and to exercise their remedies under these agreements, which typically will include the right to declare the principal amount of that debt, together with accrued and unpaid interest, and other related amounts, immediately due and payable, to exercise any remedies the creditors may have to foreclose on assets that are subject to liens securing that debt, and to terminate any commitments they had made to supply further funds.  The exercise of any default remedies by our creditors would have a material adverse effect on our ability to finance working capital needs and capital expenditures.

Affiliates of Ancora control a significant portion of our outstanding common stock and may have conflicts of interest with other stockholders.

Ancora Advisors, LLC (“Ancora”), a private investment firm, and investment partnerships and individuals affiliated with Ancora beneficially owned approximately 36.6% of our outstanding common stock as of November 2, 2016. As a result, Ancora is able to exert significant influence on the election of our directors, our corporate and management policies, and the outcome of most corporate transactions or other matters submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales, and other significant corporate transactions. This concentrated ownership position limits other stockholders’ ability to influence corporate matters and, as a result, we may take actions that some of our stockholders may not view as beneficial.

Three of our four directors and our Chief Executive Officer are affiliated with Ancora.  The interests of Ancora may not coincide with the interests of other holders of our common stock. Additionally, Ancora is in the business of making investments in companies, and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Ancora may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as Ancora continues to own a significant amount of the outstanding shares of our common stock, it will continue to be able to strongly influence our decisions, including potential mergers or acquisitions, asset sales, and other significant corporate transactions.

We may not have sufficient working capital in the long term.

It is likely we may require additional funds in the long term depending upon the growth of our revenues and our business strategy.  We can give no assurance that we will be able to obtain sufficient debt or equity capital now or in the future to support our operations.  Should we be unable to raise sufficient debt or equity capital, we could be forced to cease operations.

These and other factors could affect our business, financial condition and results of operations. Also, it is possible that our financial results may be below the expectations of public market analysts.

Risks Related to our Common Stock

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have not paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.  The payment of dividends on our common stock would depend on our earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

There is a limited market for our common stock which may make it more difficult to dispose of your stock.

Our common stock is currently quoted on the OTC marketplace.  There is a limited trading market for our common stock.  Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell shares of our common stock, or the prices at which holders may be able to sell their common stock.  Because of its limited trading volume, the price of our common stock may experience significant volatility for reasons that may be unrelated to our business or financial performance.

A sale of a substantial number of shares of our common stock may cause the price of the common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall.  These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act and disclosure controls and procedures in accordance with Section 302 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and cause stockholders to lose confidence in our financial reporting.

Effective internal controls and disclosure controls and procedures are necessary for us to provide reliable financial reports and effectively prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

Under the current SEC regulations, we are required to include a management report on internal controls over financial reporting in our annual report on Form 10-K.  Although we are not currently aware of anything that would impact our ability to maintain effective internal controls, we have not obtained an independent audit of our internal controls, and, as a result, we are not aware of any deficiencies which would result from such an audit.

Based on our evaluation carried out as of June 30, 2016, we concluded that our disclosure controls and procedures as of June 30, 2016 were not effective because we did not have an adequate process or appropriate controls in place to support the accurate and timely reporting of our financial results and disclosures in our Form 10-Q for the period then ended. As a result, errors were identified primarily related to stock splits and their accounting treatment. Accordingly, we believe we have a material weakness because there is a reasonable possibility that a material misstatement to our interim or annual financial statements would not be prevented or detected on a timely basis.

Failure to achieve and maintain an effective internal control environment or effective disclosure controls and procedures could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, our financial statements (and notes related thereto) and other more detailed financial information appearing elsewhere in this current report on Form 8-K.  Consequently, you should read the following discussion and analysis of our financial condition and results of operations together with such financial statements and other financial data included elsewhere in this current report on Form 8-K.  Some of the information contained in this discussion and analysis or set forth elsewhere in this current report on Form 8-K, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties.  You should review the “Risk Factors” section of this current report on Form 8-K for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

On November 1, 2016, Regional Brands acquired a majority interest in BRJ LLC by contributing $3,808,696 in exchange for 95.22% of BRJ LLC’s preferred membership interest and 76.17% of its common membership interest. In addition, Regional Brands loaned to BRJ LLC $7,141,304 under a senior subordinated term note which bears interest at 6% per annum and has scheduled annual principal payments with the balance due at maturity in five years. BRJ LLC’s minority members contributed $191,304 for the remaining preferred and common membership interests and loaned to BRJ LLC $358,696 on the same terms as the Regional Brands senior subordinated loan pursuant to a participation agreement.

BRJ LLC, on November 1, 2016, acquired the business of BRJ Inc. in an asset purchase transaction in exchange for cash of $12,900,000 and a subordinated note of $2,500,000.  BRJ LLC will continue to operate the business of BRJ Inc. as a consolidated subsidiary of Regional Brands.

The acquisition by BRJ LLC of BRJ Inc. is being accounted for under the acquisition method of accounting.  This results in BRJ LLC allocating the total consideration issued in the acquisition to the fair value of the assets acquired and liabilities assumed as of the acquisition date.

Following the acquisition of BRJ Inc., all of our business operations will be conducted through our consolidated subsidiary BRJ LLC. We are considered the accounting successor to BRJ Inc. Our financial statements, prior to the acquisition, will be presented on the predecessor basis of accounting.

Results of Operations

Results of Operations for the Year Ended December 31, 2015 as Compared to the Year Ended December 31, 2014

	December 31,
	2015	2014
Net sales	$27,612,825	$29,697,461
Cost of sales	19,234,166	21,553,011
Gross Profit	8,378,659	8,144,450

Operating Expenses:
Selling	3,960,768	3,638,096
General and Administrative	2,709,955	2,781,790
Operating income	1,707,936	1,724,564
Other income (expense)	(11,811)	17,441
Net Income	$1,696,125	$1,742,005

Net sales

Net sales for the year ended December 31, 2015 decreased by $2,084,636 or 7.0% from the prior year due to lower contract volume.

 Cost of sales

Cost of sales for the year ended December 31, 2015 decreased by $2,318,845 or 10.8% from the prior year. About two-thirds of this decrease was due to lower net sales and the remainder was due to favorable margins due to pricing and business mix.

Selling expenses

Selling expenses increased $322,672 or 8.9% from the prior year. Nearly all of this increase was due to increased compensation costs.

General and administrative expenses

General and administrative expenses decreased $71,835 or 2.6% from the prior year mostly due to a recovery of accounts receivable from customers that had been previously written off or reserved.

Results of Operations for the Six Months Ended June 30, 2016 as Compared to the Six Months Ended June 30, 2015

	June 30,
	2016	2015
Net sales	$17,835,664	$11,842,593
Cost of sales	12,687,111	8,239,735
Gross Profit	5,148,553	3,602,858

Operating Expenses:
Selling	2,016,740	1,753,327
General and Administrative	1,397,875	1,390,571
Operating income	1,733,938	458,960
Other income	7,582	1,668
Net Income	$1,741,520	$460,628

Net sales

Net sales for the six months ended June 30, 2016 increased $5,993,071 or 50.6% from the first six months of 2015 due to higher contract volume as a result of sharply increased construction activity in our primary market area – Upstate New York.

Cost of sales

Cost of sales for the six months ended June 30, 2016 increased by $4,447,376 or 54.0% from the first six months of 2015 primarily due to the increase in net sales.

Selling expenses

Selling expenses for the six months ended June 30, 2016 increased $263,413 or 15.0% from the first six months of 2015. Nearly all of this increase was due to increased compensation costs.

General and administrative expenses

General and administrative expenses increased $7,304, less than 1%, from the first six months of the prior year mostly due to reduced outside services and supplies.

Liquidity and Capital Resources

For the purpose of financing the Acquisition and future expansion opportunities we completed the Private Placement on November 1, 2016; we issued 894,393 shares of our common stock at $13.50 per share.

We have a balance of cash and investments as of November 4, 2016 of approximately $5.8 million after funding the Acquisition.

Cash provided by (used in) operating activities

Cash used in operating activities was $86,139 for the six month period ended June 30, 2016 as compared to cash used in operating activities of $862,984 for the first six months of 2015, a decrease of $776,845. This decrease was due to the $1,280,892 increase in net income for the six month period ended June 30, 2016 offset by net changes in working capital components.

Cash provided from operating activities was $79,067 for the year ended December 31 2015 as compared to $3,106,255 for the year ended December 31, 2014, a decrease of $3,027,188. This decrease is almost entirely a result of the net changes in working capital components, mainly with regard to accounts receivable.

Cash used in investing activities

Cash used in investing activities consists mainly of purchases of equipment due to replacement or upgrades.  These purchases were nearly the same in the first six months of 2016 as compared to the first six months of 2015, $117,278 and $117,792, respectively.

Purchases of equipment increased by $19,770 to $218,267 for the year ended December 31 2015 as compared to $198,497 for the year ended December 31, 2014.

Cash used in financing activities

Cash used in financing activities during the six month period ended June 30, 2016 decreased by $1,015,810 as compared to the first six months of 2015 due to a reduction in distributions to BRJ Inc. stockholders of $916,000 and cash provided by borrowings on BRJ Inc.’s line of credit of $99,810.

Cash used in financing activities during the year ended December 31, 2015 consisted solely of distributions to BRJ Inc. stockholders of $2,086,800, an increase of $214,419 in cash used in financing activities for the year ended December 31 2014, which totaled $1,872,381 and included $1,795,000 in stockholder distributions and $77,381 in debt repayment.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

Our operations are generally not affected by seasonal fluctuations.  Most of our customers are in Upstate New York.  Harsh weather conditions in winter months can cause delays and additional costs during the fourth and first quarters of our fiscal year.

Inflation

We do not believe that inflation had a significant impact on our results of operations for the periods presented.  On an ongoing basis, we attempt to minimize any effects of inflation on our operating results by controlling operating costs and, whenever possible, seeking to ensure that our pricing to customers reflects increases in costs due to inflation.

Directors and Executive Officers

The names, ages and positions of our directors and executive officers are as follows:

Name	Age	Position
Carl Grassi	57	Chairman of the Board
Fred DiSanto	54	Chief Executive Officer and Director
Brian Hopkins	40	Director
Jeff Anderson	46	Director and Secretary

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

Carl Grassi became our Chairman of the Board at the closing of the Transactions.  Mr. Grassi is the chairman of the law firm McDonald Hopkins LLC, where he has worked as an attorney since July 1992.  Mr. Grassi is corporate counsel and business advisor to a number of middle-market and growth companies.  Mr. Grassi also authors the Small Business “Tax Tips” column for Crain’s Cleveland Business and has written other articles for national publications.  Mr. Grassi earned his law degree from Cleveland-Marshall College of Law and his Bachelor’s degree from John Carroll University.  The Board believes that Mr. Grassi’s substantial experience as an accomplished attorney, negotiator and general counsel to public and private companies will enable him to bring a wealth of strategic, legal and business acumen to the Board, well qualifying him to serve as a director.

Fred DiSanto became a member of our Board and our Chief Executive Officer at the closing of the Transactions.  Mr. DiSanto has worked at Ancora, a registered investment advisor, since June 2005, was named its Chief Executive Officer in January 2006 and was later named its Chairman in December 2014. He was the former President and Chief Operating Officer of Maxus Investment Group (“Maxus”) from 1998 until 2000, during which time he was responsible for the marketing, sales and financial operations. When Maxus was sold to Fifth Third Bank in January 2001, and until June 2005, Mr. DiSanto served as Executive Vice President and Manager of the Fifth Third Bank’s Investment Advisors Division overseeing investment management, private banking and trust and banking services. Prior to Maxus, Mr. DiSanto was Managing Partner at Gelfand Partners Asset Management from 1991 until its merger with Maxus in 1997. He began his investment career in 1985 with McDonald Investments in Institutional Equity Sales. Mr. DiSanto is currently on the boards of Medical Mutual of Ohio, Case Western Reserve University, The Cleveland Film Commission, WF Hann and Sons and The Eastern Company. He is also on the Executive Committee for the Board of Trustees at Case Western Reserve University. Mr. DiSanto is a former Chairman of the Board of Regents of St. Ignatius High School and former Chairman and current Trustee of the Greater Cleveland Sports Commission. He is a past Board Member of Lorain National Bank (LNBB), Parkview Federal Savings Bank (PVFC) and Axia NetMedia (AXX).  Mr. DiSanto earned a Bachelor of Science degree in management science from Case Western Reserve University and a Master in Business Administration degree from Case Western Reserve University, Weatherhead School of Management (Cleveland, Ohio).  The Board believes that Mr. DiSanto’s qualifications to serve on the Board include his substantial financial expertise and his prior experience as an executive officer of several companies.

Brian Hopkins has been a member of our Board since April 2016 and served as our President and Chief Executive Officer from April 2016 until the closing of the Transactions.  Mr. Hopkins has been a Partner and Portfolio Manager at Ancora since September 2003. He is a Managing Director of Corporate Development and a member of the Executive Committee at Ancora.  In his role as Portfolio Manager, he is responsible for making investment decisions for the firm’s alternative products. Prior to joining Ancora, Mr. Hopkins was an Investment Associate with Primus Capital Partners, one of the largest private equity firms in the Midwest, from August 2001 to September 2003.  Before joining Primus, he worked in the Investment Banking Division of Deutsche Bank in London as an Associate from August 1998 to June 2001. Mr. Hopkins is currently a director of First Menasha Bancshares (OTC:FMBJ). Mr. Hopkins earned a Bachelor of Science degree in finance from Georgetown University.  The Board believes that Mr. Hopkins’ substantial management and investment experience well qualify him to serve as a director.

Jeff Anderson has been a member of our Board since April 2016.  Mr. Anderson joined Ancora in May 2010 as an Analyst and Portfolio Manager. He focuses on special situations such as liquidations, bankruptcies and spinoffs.  Prior to joining Ancora full-time, he served as a consultant to Ancora.  Mr. Anderson managed a special situations portfolio for Millennium Partners in New York from May 2006 to November 2008.  He spent six years at the investment firm Kellogg Group in New York, working in the Specialist Operations Group on the floor of the New York Stock Exchange from January 2000 to October 2000, before working in the firm’s proprietary trading operation from October 2000 to March 2006.  Mr. Anderson graduated with a Bachelor of Arts degree from Wilfrid Laurier University in Ontario, Canada.  Mr. Anderson is a CFA charterholder.  The Board believes that Mr. Anderson’s extensive business and capital markets experience well qualify him to serve as a director.

Board Committees

The Board does not currently have an audit committee, compensation committee or nominations and corporate governance committee.

Director Compensation

We currently do not compensate our directors nor do we intend to compensate our directors for the foreseeable future.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or their respective associates or affiliates is currently indebted to us.

Family Relationships

There are no family relationships among our directors and executive officers.

Legal Proceedings

As of the date of this current report, there is no material proceeding to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

2016 Equity Incentive Plan

On April 8, 2016, we adopted the 2016 Equity Incentive Plan (the “Equity Incentive Plan”). The maximum number of shares of our common stock available for issuance under the Equity Incentive Plan through the grant of non-qualified stock options is 135,000 shares.  The purpose of the Equity Incentive Plan is to enable us to attract, motivate and retain key employees and directors and to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of our company.  A summary of the Equity Incentive Plan is set forth below.

Summary of the Equity Incentive Plan

Administration of the Equity Incentive Plan.  The Equity Incentive Plan is to be administered by the Board.  Subject to the other provisions of the Equity Incentive Plan, the Board has the authority, in its discretion: (i) to grant nonqualified stock options, referred to collectively as “Awards”; (ii) to determine the terms and conditions of each Award granted (which need not be identical); (iii) to interpret the Equity Incentive Plan and all Awards granted thereunder; and (iv) to make all other determinations necessary or advisable for the administration of the Equity Incentive Plan.

Eligibility.  The persons eligible for participation in the Equity Incentive Plan as recipients of Awards include employees, consultants and non-employee directors to our company or any subsidiary or affiliate of our company.  In selecting participants, and determining the number of shares of common stock covered by each Award, the Board may consider any factors that it deems relevant.

Shares Subject to the Plan.  Subject to the conditions outlined below, the total number of shares of common stock which may be issued pursuant to Awards granted under the Equity Incentive Plan may not exceed 135,000 shares of common stock.

In the event of certain corporate events or transactions (including, but not limited to, the sale of all, or substantially all, of our assets or a change in our shares or capitalization), the Board, in its sole discretion, in order to prevent dilution or enlargement of a participant’s rights under the Equity Incentive Plan, will substitute or adjust, as applicable, and subject to certain Code limitations, the number and kind of shares of common stock that may be issued under the Equity Incentive Plan or under particular forms of Awards, the number and kind of shares of common stock subject to outstanding Awards, the option price applicable to outstanding Awards and other value determinations applicable to outstanding Awards.

Options.  An option granted under the Equity Incentive Plan is a non-qualified stock option.  Upon the grant of an option to purchase shares of common stock, the Board will specify the option price, the maximum duration of the option, the number of shares of common stock to which the option pertains, the conditions upon which an option will become vested and exercisable, and such other provisions as the Board will determine which are not inconsistent with the terms of the Equity Incentive Plan.  The purchase price of each share of common stock purchasable under an option will be determined by the Board at the time of grant, but may not be less than 100% of the fair market value of such share of common stock on the date the option is granted.  No option will be exercisable later than the 15th anniversary date of its grant.

Restrictions on Transferability.  The Awards granted under the Equity Incentive Plan are not transferable and may be exercised solely by a participant or his authorized representative during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution or his designation of beneficiary or as otherwise required by law.  Any attempt to transfer, assign, pledge or otherwise dispose of, or to subject to execution, attachment or similar process, any Award contrary to the provisions set forth in the Equity Incentive Plan will be void and ineffective and will give no right to the purported transferee.

Change in Control.  The Board may provide for the acceleration of the vesting and exercisability of outstanding options in the event of a change in control of our company (as defined in the Equity Incentive Plan).

Termination of the Plan.  Unless sooner terminated as provided therein, the Equity Incentive Plan will terminate 10 years from April 8, 2016, the date the Equity Incentive Plan was adopted.  The termination of the Equity Incentive Plan will not adversely affect any Awards granted prior to Equity Incentive Plan termination.

Amendments to the Plan.  The Board may at any time alter, amend, modify, suspend or terminate the Equity Incentive Plan and any evidence of an Award in whole or in part; provided, however, that, without the prior approval of our stockholders, options issued under the Equity Incentive Plan to any individual will not be repriced, replaced, or regranted through cancellation, and no amendment of the Equity Incentive Plan will be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule; and except where required by tax law, without the prior written consent of the participant, no modification will adversely affect an Award under the Equity Incentive Plan.

Grants Under the Equity Incentive Plan

As of November 1, 2016, there are outstanding options to purchase 23,738 shares of common stock to Ancora, options to purchase 9,351 shares of common stock to each of Messrs. Hopkins and Anderson, and options to purchase 156 shares of common stock to Steven N. Bronson, our former President and Chief Executive Officer, under the Equity Incentive Plan.  Mr. Bronson’s remaining options to purchase 9,195 shares of common stock were forfeited upon his resignation as a director on May 16, 2016.  The foregoing options were granted under the Equity Incentive Plan in connection with the closing of the transactions under the SPA (as defined below under “Certain Relationships and Related Transactions”).

Executive Compensation

Summary Compensation Table

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Chief Executive Officer and our other highest paid executive officers (collectively, our “named executive officers”) for fiscal years 2015 and 2014.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Fred DiSanto(1)	2015	-	-	-	-	-	-	-	-
CEO	2014	-	-	-	-	-	-	-	-

Brian Hopkins(2)	2015	-	-	-	-	-	-	-	-
Former Pres. and CEO	2014	-	-	-	-	-	-	-	-

Steven N. Bronson(3)	2015	-	-	-	-	-	-	-	-
Former Pres. and CEO	2014	-	-	-	-	-	-	-	-
_______________

(1)	Fred DiSanto was appointed to his position on November 1, 2016.

(2)	Brian Hopkins was appointed to his positions on April 8, 2016 and resigned from them on November 1, 2016.

(3)
Steven N. Bronson was appointed to his positions in September 1998 and resigned from them on April 8, 2016.  In September 2002, we entered into an agreement with Mr. Bronson, which provided that, effective October 1, 2002, Mr. Bronson waived and would not receive a salary from our company.

Employment Agreements

We do not currently have an employment agreement in place with our Chief Executive Officer, nor do we currently intend to provide compensation to our Chief Executive Officer in his capacity as such.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding our outstanding equity awards as of September 30, 2016:

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Brian Hopkins	779	8,572	-	$16.00	4/8/2031	-	-	-	-
Jeff Anderson	779	8,572	-	$16.00	4/8/2031	-	-	-	-

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of November 2, 2016 by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our present directors and executive officers, and (c) all of our present directors and executive officers as a group.

Name(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)
Executive Officers and Directors:
Carl Grassi	37,037	2.9%
Fred DiSanto(3)	425,988	33.4%
Brian Hopkins(4)	5,106	*
Jeff Anderson(4)	5,106	*
All executive officers and directors as a group (4 persons)	473,237	37.1%

5% Stockholders:
Ancora Advisors, LLC(5)	388,953	30.5%
_______________

*	Less than one percent of outstanding shares.

(1)	The address of each person is c/o Regional Brands Inc., 6060 Parkland Boulevard Cleveland, Ohio 44124.

(2)
The calculation in this column is based upon 1,274,425 shares of common stock outstanding on November 2, 2016.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock that are currently convertible or exercisable or that are convertible or exercisable within 60 days of November 2, 2016 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes 259,305 shares owned directly by Merlin Partners LP and 129,648 shares owned directly by Ancora Catalyst Fund LP, as well as 18,147 shares owned directly by Mr. DiSanto’s wife.  Ancora is the general partner of each of Merlin Partners LP and Ancora Catalyst Fund LP.  Mr. DiSanto is the Chief Executive Officer of Ancora.  By virtue of this relationship, Mr. DiSanto may be deemed to beneficially own the shares of common stock owned directly by Merlin Partners LP and Ancora Catalyst Fund LP.  Mr. DiSanto disclaims beneficial ownership of the shares that he does not directly own.

(4)	Includes 1,403 shares subject to options that are currently exercisable or exercisable within 60 days of November 2, 2016.

(5)
Includes 259,305 shares owned directly by Merlin Partners LP and 129,648 shares owned directly by Ancora Catalyst Fund LP.  Ancora is the general partner of each of Merlin Partners LP and Ancora Catalyst Fund LP.  By virtue of this relationship, Ancora may be deemed to beneficially own the shares of common stock owned directly by Merlin Partners LP and Ancora Catalyst Fund LP.  Ancora disclaims beneficial ownership of the shares that it does not directly own.

Certain Relationships and Related Transactions

Loans from Former Chief Executive Officer

Since February 3, 2009, our former president and principal executive officer, Steven N. Bronson, had loaned our company money to fund working capital needs to pay operating expenses. The loans were repayable upon demand and accrued interest at the rate of 10% per annum. As of March 31, 2016, the aggregate principal loan balance amounted to $186,196 and such loans had accrued interest of $65,464 through March 31, 2016. On April 8, 2016, pursuant to a Securities Purchase Agreement (the “SPA”), dated as such date, among our company, Merlin Partners LP and Ancora Catalyst Fund LP (affiliates of Ancora), and Steven N. Bronson (collectively, the “Purchasers”), we issued to Mr. Bronson 18,522 shares of our common stock in full satisfaction for Mr. Bronson’s loans to us.

Management Services Agreements

Ancora

On April 8, 2016, in connection with the transactions contemplated by the SPA, we entered into a Management Services Agreement (the “MSA”) with Ancora, whereby Ancora agreed to provide specified services to us in exchange for a quarterly management fee in an amount equal to 0.14323% of our stockholders’ equity (excluding cash and cash equivalents) as shown on our balance sheet as of the end of each of our fiscal quarters. The management fee with respect to each fiscal quarter is paid no later than 10 days following the issuance of our financial statements for such fiscal quarter, and in any event no later than 60 days following the end of each fiscal quarter. Ancora had agreed to waive payment of the management fee until such time as we consummated an acquisition. Ancora currently intends to continue to waive payment of the management fee even though we have consummated the Acquisition, but reserves the right to institute payment of the management fee at its discretion.

Lorraine Capital, LLC

On November 1, 2016, in connection with the Transactions, our subsidiary BRJ LLC entered into a Management Services Agreement (the “BRJ MSA”) with Lorraine Capital, LLC, a member of BRJ LLC, whereby Lorraine Capital, LLC agreed to provide specified management, financial and reporting services to us in exchange for an annual management fee in an amount equal to the greater of (i) $75,000 or (ii) five percent (5%) of the annual EBITDA (as defined in the BRJ MSA) of BRJ LLC, payable quarterly in arrears and subject to certain adjustments and offsets set forth in the BRJ MSA.  The BRJ MSA may be terminated by BRJ LLC, Lorraine Capital, LLC or Regional Brands at any time upon 60 days’ prior written notice and also terminates upon the consummation of a sale of BRJ LLC.

Under its LLC Agreement, BRJ LLC is overseen by a five-member Board of Managers, with three of the initial managers nominated by Lorraine Capital, LLC and two of the initial managers nominated by Regional Brands.  In the event the BRJ MSA is terminated for any reason, then either Regional Brands or (in the event the BRJ MSA is terminated by Regional Brands) Lorraine Capital, LLC may elect to have BRJ LLC repurchase the Lorraine Parties’ entire membership interest in BRJ LLC for the fair market value thereof as determined by an independent appraiser (or the amount the Lorraine Parties’ would have received upon the closing of a Qualified Offer, if one is then outstanding).  If the membership interests of the Lorraine Parties are so redeemed, Regional Brands will be entitled to remove all of the members of the Board of Managers nominated by Lorraine Capital, LLC and will have the sole right to appoint the full Board of Managers.  If the Lorraine Parties’ membership interests are not so redeemed (other than due to a breach of the LLC Agreement), Lorraine Capital, LLC will retain the right to appoint two members of the Board of Managers and Regional Brands will have the right to appoint three members of the Board of Managers.  In either of the foregoing cases, the Lorraine Parties’ consent will no longer be required to make any major decisions that would have otherwise required the consent of all of the members under the LLC Agreement.

Registration Rights Agreement

On April 8, 2016, we entered into a Registration Rights Agreement (the “RRA”) among us and the Purchasers, pursuant to the terms of the SPA. Under the RRA, we granted to the Purchasers certain registration rights related to the aggregate 370,441shares of our common stock issued pursuant to the SPA and agreed to certain customary obligations regarding the registration of such shares, including indemnification.

Airways Door Service

We have a relationship with a union qualified commercial window subcontractor, Airways Door Service, Inc. (“ADSI”), which is advantageous to us in situations that require union installation labor. In connection with the Acquisition, individuals affiliated with Lorraine Capital, LLC acquired 57% of ADSI’s common stock; the remaining common stock is owned by three of our employees.  We paid ADSI for its services approximately $640,000 during the six months ended June 30, 2016 and $1,395,520 and $1,599,950 during the years ended December 31, 2015 and 2014, respectively.  In addition, we provide ADSI services utilizing an agreed-upon fee schedule.  These services include accounting, warehousing, equipment use, employee benefit administration, risk management coordination and clerical functions.  The fee for these services was approximately $23,000 for the six months ended June 30, 2016 and $47,350 and $44,200 during the years ended December 31, 2015 and 2014, respectively.

Loan Agreement

Under the Loan Agreement, we agreed to loan $7,500,000 to our subsidiary BRJ LLC.  We participated $358,696 of the Subordinated Loan to BRJ Acquisition Partners, LLC, an entity owned by individuals affiliated with BRJ Inc. and Lorraine Capital, LLC. The Subordinated Loan accrues interest at a rate of 6% per annum, payable quarterly on the first day of each calendar quarter.  BRJ LLC is required to repay a portion of the principal amount of the Subordinated Loan on each anniversary of the execution of the Loan Agreement.  The Subordinated Loan matures on November 1, 2021 and is secured by substantially all of BJR LLC’s assets. The Subordinated Loan and the security interest created under the Loan Agreement are subordinated to the Credit Facility and the security interest of the lenders under the Credit Facility.  All of the covenants contained in the Credit Agreement are incorporated by reference in the Loan Agreement. The Loan Agreement contains customary events of default, including in the case of an event of default under the Credit Facility.

Leases

Prior to May 12, 2016, we occupied a portion of the offices occupied by BKF Capital Group, Inc., 31248 Oak Crest Drive, Suite 110, Westlake Village, California 91361 on a month to month basis for a fee of $50 per month paid to BKF Capital Group, Inc. Steven N. Bronson, our former Chairman and CEO, is also the Chairman, CEO and controlling shareholder of BKF Capital Group, Inc.

Effective May 12, 2016, we relocated our principal offices to 6060 Parkland Boulevard, Cleveland, OH 44124.  We pay no rent for the use of the offices, which are located at the corporate headquarters of Ancora.

Description of Securities

Our authorized capital consists of 50,000,000 shares of common stock, par value $0.00001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of November 2, 2016, we had 1,274,425 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share.  Our certificate of incorporation does not provide for cumulative voting.  Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds.  However, the current policy of our Board is to retain earnings, if any, for the operation and expansion of our company.  Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution.  The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Registration Rights

On April 8, 2016, we entered into the RRA among us and the Purchasers, pursuant to the terms of the SPA. Under the RRA, upon the demand of holders of at least 25% of the shares of common stock issued pursuant to the SPA, we are obligated to file a registration statement with the SEC covering the resale of such shares of common stock that have been requested to be included.  The RRA provides for the Purchasers to make up to three demand registrations during the ten-year term of the RRA.   The RRA also provides for piggyback registration rights in the event we file certain registration statements in respect of our common stock with the SEC, as well as an unlimited number of registrations on Form S-3.  We are obligated to maintain the effectiveness of a demand registration statement from its effective date until the earlier of (a) the date on which all shares covered by the registration statement have been sold or (b) the third anniversary after the registration statement has been declared effective by the SEC.  We agreed to use our best efforts to have the registration statement declared effective by the SEC and to bear all expenses in connection with each registration of shares under the RRA, other than underwriting discounts and commissions.  There are no monetary penalties if the registration statement is not filed or does not become effective on a timely basis, and under the RRA we have agreed to indemnify the Purchasers in connection with any registration made pursuant to the terms of the RRA.

Trading Information

Our common stock is traded on the OTC marketplace under the trading symbol “RGBD”.  The closing price of our common stock on November 2, 2016 was $15.00.

Transfer Agent

The transfer agent and registrar for our common stock is Standard Registrar and Transfer Co., Inc., located in Draper, Utah.

Holders of Record

As of November 2, 2016, there were approximately 136 holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock and we do not intend to pay any dividends on our common stock in the foreseeable future.

Indemnification of Directors and Officers

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless, and only to the extent, that the Court of Chancery of the State of Delaware or any other court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expense.

Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director.  Delaware law provides, however, that a corporation cannot eliminate or limit a director’s liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends; or (iv) for any transaction from which the director derived an improper personal benefit. Furthermore, such provision cannot eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law and may indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Under Delaware law, a corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Note

In connection with the Acquisition, BRJ LLC issued the Note to BRJ Inc., which accrues interest at a rate of 5.25% per annum, payable quarterly, with the principal amount of the Note payable in equal quarterly installments of $62,500 commencing on November 1, 2018 and maturing on November 30, 2021.  The Note is subordinated to the Credit Facility and the Subordinated Loan.  The foregoing description of the Note is included to provide information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Note, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Credit Facility

Under the Credit Agreement, BRJ LLC may borrow up to an aggregate amount of $6,000,000 under revolving loans and letters of credit, with a sublimit of $500,000 for letters of credit.  The Credit Facility is payable upon demand of KeyBank, N.A., or the lenders, or upon acceleration as a result of an event of default.  At the closing of the Acquisition, $1,500,000 was drawn under the Credit Facility to pay a portion of the purchase price and costs associated with the Acquisition, with the balance being available for general working capital of BRJ LLC.

Interest under the Credit Facility is payable monthly, starting on November 30, 2016, and accrues pursuant to the “base rate” of interest, which is equal to the highest of (a) KeyBank, N.A.’s prime rate, (b) one-half of one percent (0.50%) in excess of the Federal Funds Effective Rate of the Federal Reserve Bank of New York, and (c) one hundred (100) basis points in excess of the London Interbank Offered Rate for loans in Eurodollars with an interest period of one month, plus any applicable margin.  The Credit Agreement also requires the payment of certain fees, including, but not limited to, letter of credit fees.

The Credit Facility contains customary financial and other covenant requirements, including, but not limited to, a covenant to not permit BRJ LLC’s consolidated fixed charge coverage ratio to exceed 1.15 to 1.00. The Credit Facility also contains customary events of default.

The Credit Facility is secured by substantially all of BJR LLC’s assets.  The foregoing description of the Credit Facility is included to provide information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Credit and Security Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Subordinated Loan

Under the Loan Agreement, we agreed to loan BRJ LLC $7,500,000.  We participated $358,696 of the Subordinated Loan to BRJ Acquisition Partners, LLC, an entity owned by individuals affiliated with BRJ Inc. and Lorraine Capital, LLC.  The Subordinated Loan accrues interest at a rate of 6% per annum, payable quarterly on the first day of each calendar quarter.  BRJ LLC is required to repay a portion of the principal amount of the Subordinated Loan on each anniversary of the execution of the Loan Agreement.  The Subordinated Loan matures on November 1, 2021 and is secured by substantially all of BJR LLC’s assets.  The Subordinated Loan and the security interest created under the Loan Agreement are subordinated to the Credit Facility and the security interest of the lenders under the Credit Facility.  All of the covenants contained in the Credit Agreement are incorporated by reference in the Loan Agreement. The Loan Agreement contains customary events of default, including in the case of an event of default under the Credit Facility.  The foregoing description of the Subordinated Loan is included to provide information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

For the purpose of financing the Acquisition and potential future acquisitions, on November 1, 2016, we completed the Private Placement, issuing 894,393 shares of our common stock at a price per share of $13.50 to 93 accredited investors.  We received gross proceeds from the Private Placement of $12,074,305.50.  No placement agent or other financial intermediary was engaged or compensated in connection with the Private Placement.  After the closing of the Private Placement, we currently have outstanding 1,274,425 shares of common stock.

The aggregate proceeds of the Private Placement were used to finance the Acquisition and will be used for potential future acquisitions, as well.  We have no agreements or commitments with regard to any other acquisitions at this time.

The shares of common stock issued in the Private Placement were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a sale by an issuer not involving a public offering.  None of the shares of our common stock issued in the Private Placement were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 4.01	Changes in Registrant’s Certifying Accountant.

On November 1, 2016, upon the closing of the Transactions, we dismissed Anton and Chia, LLP (“A&C”), as our independent registered public accounting firm, which was recommended and approved by our Board on November 1, 2016.  A&C audited our financial statements for the fiscal year ended September 30, 2015.  The reason for the replacement of A&C was that, following the Acquisition, BRJ LLC will carry on the business formerly conducted by BRJ Inc., and the current independent registered public accountants of BRJ Inc. is the firm of Freed Maxick CPAs, P.C. (“Freed Maxick”).  We believe that it is in our best interest to have Freed Maxick continue to work with our business, and we therefore retained Freed Maxick as our new independent registered public accounting firm effective November 1, 2016.  Freed Maxick is located at 424 Main Street, Suite 800, Buffalo, New York 14202.

The decision to change auditors and the appointment of Freed Maxick was recommended and approved by our Board.  During our two most recent fiscal years, and the subsequent interim periods, prior to November 1, 2016, we did not consult Freed Maxick regarding either: (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on our company’s financial statements, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

A&C’s report on our financial statements for the fiscal year ended September 31, 2015 did not contain any adverse opinion or disclaimer of opinion and was not qualified as audit scope or accounting principles, however such year-end report did contain a modification paragraph that expressed substantial doubt about our ability to continue as a going concern.

During the fiscal year ended September 30, 2015 and the subsequent interim periods prior to November 1, 2016, (i) there were no disagreements between us and A&C on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of A&C, would have caused A&C to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events,” as described in Item 304(a)(1)(iv) of Regulation S-K of the Securities Act or the Securities Exchange Act of 1934, as amended.  The decision to replace A&C was not the result of any disagreement between us and A&C on any matter of accounting principle or practice, financial statement disclosure or audit procedure.  Our Board deemed it in our best interest to change independent auditors following the closing of the Transactions.

We furnished A&C with a copy of this current report prior to filing this report with the SEC.  We also requested that A&C furnish a letter addressed to the SEC stating whether it agrees with the statements made in this report.  We will file a copy of A&C’s letter to the SEC with an amendment to this current report on Form 8-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Please see Item 1.01 (Entry into a Material Definitive Agreement) and Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on Form 8-K, which are incorporated herein by reference.

Item 8.01	Other Events.

On November 3, 2016, we issued a press release announcing the Acquisition and the changes to our Board and management as previously described in this current report on Form 8-K.  A copy of the press release is attached as Exhibit 99.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The following financial statements of B.R. Johnson, Inc. are being filed as an exhibit to this report and are incorporated by reference herein:

Exhibit 99.1 – Financial statements of B.R. Johnson, Inc. as of and for the fiscal years ended December 31, 2015 and 2014 (restated) and as of and for the six months ended June 30, 2016 and 2015 (unaudited).

(b)	Pro Forma Financial Information

The Regional Brands and BRJ Inc. unaudited pro forma combined consolidated balance sheet as of June 30, 2016 and the Regional Brands and BRJ Inc. unaudited pro forma combined consolidated statements of operations for the year ended December 31, 2015 and the six months ended June 30, 2016 and the notes related thereto are filed as Exhibit 99.2 hereto and are incorporated in this report by reference.

The unaudited pro forma combined consolidated balance sheet is presented to show how Regional Brands might have looked at June 30, 2016 had the Acquisition occurred as of that date. The unaudited pro forma combined consolidated statements of operations for the year ended December 31, 2015 and the six-month period ended June 30, 2016 are presented to show how Regional Brands might have looked had the Acquisition occurred as of January 1, 2015, the beginning of the presented period.

The unaudited pro forma combined consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth under Item 2.01 of this current report, which disclosure is incorporated herein by reference, and the historical financial statements and accompanying notes of BRJ Inc. and Regional Brands.  The unaudited pro forma combined consolidated financial statements are not intended to represent or be indicative of our consolidated results of operations or financial condition that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Regional Brands.

(d)	Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this report.

2.1*
Asset Purchase Agreement, dated as of November 1, 2016, by and among B. R. Johnson, Inc., William A. Harfosh, Michael V. Howard, Anthony C. Minieri, Arthur P. Brillanti, B.R. Johnson, LLC, William J. Maggio, Charles A. Rider, Richard F. Gioia and Justin M. Reich.

3.1*	Certificate of Incorporation of Regional Brands Inc., as amended.

3.2*	Amended and Restated Bylaws of Regional Brands Inc., as amended.

4.1*	Form of Subscription Agreement of Regional Brands Inc., dated as of November 1, 2016.

10.1*	Credit and Security Agreement, dated as of November 1, 2016, by and among B.R. Johnson, LLC, the lending institutions party thereto and KeyBank National Association.

10.2*	Subordinated Promissory Note, dated as of November 1, 2016, issued by B.R. Johnson, LLC in favor of B. R. Johnson, Inc.

10.3*	Loan and Security Agreement, dated as of November 1, 2016, by and between B.R. Johnson, LLC and Regional Brands Inc.

10.4*	Management Services Agreement, dated as of November 1, 2016, by and between B.R. Johnson, LLC, and Lorraine Capital, LLC.

10.5*	Limited Liability Company Agreement of B.R. Johnson, LLC, dated as of November 1, 2016, by and among Lorraine Capital, LLC, Regional Brands Inc. and BRJ Acquisition Partners, LLC.

10.6
Securities Purchase Agreement among the Company and Merlin Partners LP, Ancora Catalyst Fund LP, and Steven N. Bronson, dated as of April 8, 2016 (filed as Exhibit 10.25 to Regional Brand Inc.’s Current Report on Form 8-K filed with the SEC on April 8, 2016 and incorporated herein by reference).

10.7
Registration Rights Agreement among the Company and Merlin Partners LP, Ancora Catalyst Fund LP, and Steven N. Bronson, dated as of April 8, 2016 (filed as Exhibit 10.26 to Regional Brand Inc.’s Current Report on Form 8-K filed with the SEC on April 8, 2016 and incorporated herein by reference).

10.8
Management Services Agreement between the Company and Ancora Advisors, LLC, dated as of April 8, 2016 (filed as Exhibit 10.27 to Regional Brand Inc.’s Current Report on Form 8-K filed with the SEC on April 8, 2016 and incorporated herein by reference).

10.9
Regional Brands Inc. 2016 Equity Incentive Plan, dated April 8, 2016 (filed as Exhibit 10.28 to Regional Brand Inc.’s Current Report on Form 8-K filed with the SEC on April 8, 2016 and incorporated herein by reference).

21.1*	Subsidiaries of Regional Brands Inc.

99.1*	Financial statements of B.R. Johnson, Inc. as of and for the fiscal years ended December 31, 2015 and 2014 (restated) and as of and for the six months ended June 30, 2016 and 2015 (unaudited).

99.2*
Unaudited pro forma combined consolidated balance sheet of Regional Brands Inc. as of June 30, 2016 and unaudited pro forma combined consolidated statements of operations of Regional Brands Inc. for the year ended December 31, 2015 and the six months ended June 30, 2016.

99.3*	Press Release, dated November 3, 2016.

*   Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2016	REGIONAL BRANDS INC.

	By:	/s/ Fred DiSanto
Fred DiSanto
Chief Executive Officer